UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2016

AROWANA INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-36813	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Level 11, 153 Walker Street

North Sydney, NSW 2060

Australia

(Address of Principal Executive Offices)

+612-8083-9800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2016, Arowana Inc. (“ARWA”) consummated the transactions (the “Transactions”) contemplated by the Contribution Agreement (the “Contribution Agreement”), dated as of August 11, 2016, and amended as of October 18, 2016 and November 15, 2016, by and among ARWA, Arowana International Limited (“AWN”), a company listed on the Australian Securities Exchange and an affiliate of certain officers, directors and shareholders of ARWA, and VivoPower International PLC, a wholly owned subsidiary of AWN (“VivoPower”).

VivoPower is a global next generation solar power company that operates a build, transfer, operate model to establish an installed solar power asset base in a capital efficient manner. VivoPower intends to leverage this asset base to sell distributed generation power and manage data driven energy services for commercial, industrial and government customers.

Upon the closing of the Transactions, ARWA contributed $16,787,329 to VivoPower (the “Contribution Amount”), in exchange for 6,088,200 ordinary shares of VivoPower. The Contribution Amount represented the funds held in the trust account established in connection with ARWA’s initial public offering, less $5,668,883 for payment of certain expenses, including amounts reserved for the cost of ARWA’s liquidation and dissolution, and $60,960,830 for payments to the holders of the 5,947,398 ARWA ordinary shares who duly exercised their right to convert their shares into a pro rata portion of the trust account. ARWA immediately distributed the VivoPower ordinary shares received by it in exchange for the Contribution to the ARWA shareholders, the ARWA rightholders (as a result of the exchange of the ARWA rights for ARWA ordinary shares described below) and the ARWA warrantholders (as a result of the Warrant Amendment described below).

Immediately prior to the Closing, ARWA executed Amendment No. 1 (the “Warrant Amendment”) to the Warrant Agreement, dated as of April 30, 2015, by and between ARWA and Continental Stock Transfer & Trust Company, as warrant agent. Pursuant to the Warrant Amendment, upon consummation of the Transactions, each outstanding ARWA warrant was exchanged with ARWA for 1/20 of a VivoPower ordinary share. In addition, pursuant to the existing terms of the ARWA rights, upon consummation of the Transactions, each outstanding ARWA right was exchanged for 1/10 of an ARWA ordinary share. As a result of this exchange and the distribution of the VivoPower ordinary shares pursuant to the Contribution Agreement, the holders of the ARWA rights also received 1/10 of a VivoPower ordinary share for each right held by them. Accordingly, upon consummation of the Transactions, after taking into account the conversions described above, there were 5,648,750 ARWA ordinary shares outstanding and no ARWA rights or warrants outstanding.

Pursuant to an agreement between ARWA, VivoPower, the holders of the ARWA ordinary shares issued prior to ARWA’s initial public offering (the “Initial Shares”) and Continental Stock Transfer & Trust Company that was executed simultaneously with the consummation of the Transactions, the VivoPower ordinary shares distributed to the holders of the Initial Shares will be subject to the same restrictions that were applicable to such Initial Shares. Accordingly, such VivoPower shares may not be transferred (subject to limited exceptions) until (i) with respect to 50% of the shares, the earlier of December 28, 2017 and the date on which the closing price of the VivoPower ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following December 28, 2016 and (ii) with respect to the remaining 50% of the shares, December 28, 2017, or earlier, in each case, if VivoPower consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property.

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Promptly after the Closing, VivoPower acquired approximately 80.1% of the shares in VivoPower Pty Ltd (“VivoPower Australia”) and all of the shares in Aevitas O Holdings Pty Ltd (“OptionCo”). VivoPower Australia operates photovoltaic solar array projects in Australia. OptionCo is a non-operating entity that holds options over 99.9% of the ordinary shares in Aevitas Group Limited (“Aevitas”). In addition to its own operations, Aevitas owns the shares in VivoPower Australia not acquired by VivoPower. In connection with the acquisition of ordinary shares in VivoPower Australia, VivoPower issued 1,750,308 VivoPower ordinary shares to the former VivoPower Australia shareholders.

Prior to the Transactions, VivoPower was owned by AWN, an affiliate of certain officers, directors and shareholders of ARWA. As a result of the Transactions, including the acquisitions of VivoPower Australia and OptionCo, there are currently 13,557,387 ordinary shares of VivoPower issued and outstanding, with AWN and entities affiliated with AWN owning a majority of such shares.

VivoPower’s ordinary shares began trading on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “VVPR” effective with the open of trading on December 29, 2016. At the close of trading on December 28, 2016, Nasdaq suspended the trading of, and filed a Form 25 for the delisting and deregistration of, ARWA’s units, ordinary shares, rights and warrants.

The Transactions constitute an initial business combination pursuant to ARWA’s amended and restated memorandum and articles of association and, as a result, ARWA will not automatically wind up, dissolve and liquidate on January 9, 2017. However, at the meeting of shareholders held on December 15, 2016 (and adjourned to December 20, 2016), ARWA’s shareholders approved its voluntary winding up, dissolution and liquidation contingent upon the consummation of the Transactions. Accordingly, ARWA intends to wind up, dissolve and liquidate as promptly as practicable.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2016

Arowana Inc.

By: /s/ Kevin T. Chin

       Name: Kevin T. Chin

       Title: Chief Executive Officer

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